Exhibit 10.1

October 17, 2008

Rodney Schriver
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, NJ 08009

Dear Rod:

The Company has determined that it is in its best interests to have your continued dedication to the Company and agrees to provide you with the following severance terms.

1. Severance . If your employment is terminated at any time by the Company without cause, you will receive severance payments in the amount of six (6) months’ compensation at your then current rate, less any required withholdings or authorized deductions, in equal monthly installments. Cause includes but is not limited to your failure to perform substantially your duties with the Company as determined by the Company or illegal conduct or gross misconduct in violation of the Company’s Code of Ethical Business Conduct.

2. Release. No payment of any sum pursuant to Section 1 above will be made unless and until you shall have executed and delivered to the Company a release of any and all claims against the Company and its subsidiaries (and their respective present and former officers, directors, employees and agents), all in form and substance as provided by counsel to the Company (the “Release”) and any waiting period or revocation period provided by law for the effectiveness of the Release shall have expired without you having revoked the Release.

3. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and you, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

4. Interpretation. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

5. Confidentiality. You agree to keep the terms of this Agreement strictly confidential. You may only disclose the information in this Agreement to your immediate family, attorney(s) or tax advisor(s) unless ordered to do so by a duly authorized subpoena issued by an appropriate agency or court of law.

6. Miscellaneous.

(a) This Agreement is the entire agreement between you and the Company concerning the severance benefits granted hereunder. If you are a party to an employment agreement or offer letter with the Company, you agree that in the case of a conflict between the employment agreement or offer letter and this Agreement relating to severance, the terms of this Agreement will control.

(b) Nothing in this Agreement confers any right to continued employment with the Company, or affects the Company’s right to terminate your employment at any time, with or without notice, and with or without cause.

(c) This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) For purposes of this Agreement, Company shall mean either A.C. Moore Arts & Crafts, Inc. or A.C. Moore Incorporated, as applicable.

[Signature page follows on next page.]

Your signature below will constitute your agreement to the terms and conditions contained in this Agreement.

Sincerely,

By:	/s/ Amy Rhoades

Vice President and General Counsel

ACCEPTED:

/s/ Rodney Schriver

Associate Signature

Rodney Schriver

Printed Name

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